Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (July 27, 2016)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.10 per share will be paid September 1, 2016 to shareholders of record on the close of business on August 10, 2016.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  As of June 25, 2016, there were 1,169 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 74 retail franchises have been awarded but are not open.  In addition, at June 25, 2016, the Company had a lease portfolio of $37.0 million.